EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Rural/Metro Corporation of our report dated September 27, 2005, except for Note 10 which is as of November 11, 2005, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Rural/Metro Corporation's Current Report on Form 8-K/A dated November 14, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
Phoenix, Arizona
February 8, 2006